SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2001

eResource Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8662	23-2265039

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3353 Peachtree Road , N.E., Suite 130 Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:          (404) 760-2570

This Report on Form 8-K/A amends and restates in their entirety Items 7(a) and 7(b) of the Current Report on Form 8-K filed on June 29, 2001 by the registrant (the “Company”) with respect to, among other things, the Company's acquisition of Logisoft Computer Products Corp. (“LCP”). In accordance with Item 7 of Form 8-K, the financial statements required thereby are being filed with this Report.

Statements in this report about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.

Included in this Current Report (See “Index to Financial Statements” attached hereto) are the combined and consolidated financial statements of Team Sports Entertainment, Inc. (“TSE”) (formerly known as Logisoft Corp.), for the years ended December 31, 2000 and 1999, together with the notes thereto, which have been audited by the independent accounting firm of Bonadio & Co., LLP, whose opinion thereon is included herein, and the unaudited financial statements of TSE and subsidiary for the three months ended March 31, 2001 and 2000.

(b) Pro Forma Financial Information.

Included in this Current Report (See “Index to Financial Statements” attached hereto) are the following unaudited pro forma financial statements, together with the notes thereto (the “Unaudited Pro Forma Condensed Consolidated Financial Statements”):

(i)	Unaudited pro forma consolidated balance sheet as of March 31, 2001;

(ii)	Unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2001; and

(iii)	Unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2000.

(c) Exhibits

2.1	The Agreement and Plan of Merger dated June 5, 2001 between the Company, Logisoft Acquisition and the individuals listed on Exhibit A to such agreement. (Certain of the exhibits and schedules to the Merger Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted exhibits and schedules supplementally to the SEC upon request.)(*)

2.2	Joinder to the Merger Agreement executed by LCP.(*)

(*) Incorporated by reference to the Current Report on Form 8-K filed by the Company on June 12, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

eResource Capital Group, Inc.

Date: August 10, 2001	By:	/s/ WILLIAM L. WORTMAN

William L. Wortman

Vice President, Treasurer and

Chief Financial Officer

EXHIBIT INDEX

2.1	The Agreement and Plan of Merger dated June 5, 2001 between the Company, Logisoft Acquisition and the individuals listed on Exhibit A to such agreement. (Certain of the exhibits and schedules to the Merger Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted exhibits and schedules supplementally to the SEC upon request.)(*)

2.2	Joinder to the Merger Agreement executed by LCP.(*)

(*) Incorporated by reference to the Current Report on Form 8-K filed by the Company on June 12, 2001.

February 8, 2001 (except for
the last two paragraphs of
Note 12 as to which the date
is March 30, 2001)

REPORT OF INDEPENDENT ACCOUNTANTS

     To the Board of Directors and Stockholders of Logisoft Corp. and Subsidiaries:

We have audited the combined and consolidated balance sheets of Logisoft Corp. (a Delaware corporation) and Subsidiaries as of December 31, 2000 and 1999 and the related combined and consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Logisoft Corp. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows in each of the three years in the period ended December 31, 2000 in conformity with U.S. generally accepted accounting principles.

/s/ Bonadio & Co., LLP

Rochester, NY

LOGISOFT CORP. AND SUBSIDIARIES
COMBINED AND CONSOLIDATED BALANCE SHEETS

	December 31,

	1999	2000

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$59,550	$1,003,120

Short-term investments	—	2,107,799

Accounts receivable, net of allowance of $12,600 in 2000	1,003,495	590,723

Note receivable	—	240,000

Loan receivable — officer	6,909	226,331

Unbilled revenue	12,000	83,660

Inventory	6,542	56,209

Prepaid expenses and other current assets	4,884	209,451

Deferred tax asset	37,640	34,000

Total current assets	1,131,020	4,551,293

PROPERTY AND EQUIPMENT, net	367,041	1,072,076

INTANGIBLE ASSETS, net	11,424	1,823,465

OTHER ASSETS	—	60,784

	$1,509,485	$7,507,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Line-of-credit	$350,000	$—

Current portion of long-term debt	9,428	100,110

Note payable — officer	12,000	—

Accounts payable	628,000	847,895

Accrued expenses and other current liabilities	389,529	484,229

Advanced billings	14,800	145,311

Total current liabilities	1,403,757	1,577,545

LONG-TERM DEBT, net of current portion	199,736	362,635

DEFERRED TAX LIABILITY	19,354	40,000

Total liabilities	1,622,847	1,980,180

MINORITY INTEREST	1,002	—

STOCKHOLDERS’ EQUITY:

Preferred stock, $2.75 par value, 2,000,000 shares authorized, no shares issued	—	—

Common stock, $.0001 par value, 60,000,000 shares authorized, 12,000,000 and 30,958,875 shares issued and outstanding, respectively	1,200	3,096

Additional paid-in-capital	264,550	8,788,899

Notes receivable (warrant exercise)	—	(350,000)

Accumulated deficit	(379,112)	(2,914,557)

	(113,362)	5,527,438

Less: Minority interest	(1,002)	—

Total stockholders’ equity	(114,364)	5,527,438

	$1,509,485	$7,507,618

The accompanying notes are an integral part of these statements.

LOGISOFT CORP. AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	1998	1999	2000

REVENUE:

E-commerce/retail	$2,671,593	$3,668,069	$4,559,993

Strategic Internet services	216,776	614,098	1,643,958

Total revenue	2,888,369	4,282,167	6,203,951

COST OF REVENUE:

E-commerce/retail	2,292,412	3,195,703	3,952,025

Strategic Internet services	169,119	332,967	913,337

Total cost of revenue	2,461,531	3,528,670	4,865,362

Gross profit	426,838	753,497	1,338,589

OPERATING EXPENSES:

Sales and marketing	188,425	306,237	1,523,645

General and administrative	213,002	623,876	1,754,122

Research/product development	—	—	123,255

Bad debt provision	—	—	101,583

Stock based compensation	—	150,000	43,395

Depreciation	18,811	22,657	115,449

Amortization	342	757	339,991

Total operating expenses	420,580	1,103,527	4,001,440

Income (loss) from operations	6,258	(350,030)	(2,662,851)

OTHER INCOME (EXPENSE):

Interest expense	(17,481)	(34,030)	(40,544)

Interest income	—	—	189,257

Other	5,901	35	(7,414)

	(11,580)	(33,995)	141,299

Income (loss) before income taxes and minority interest	(5,322)	(384,025)	(2,521,552)

INCOME TAXES	(6,821)	(5,989)	(13,893)

Income (loss) before minority interest	(12,143)	(390,014)	(2,535,445)

MINORITY INTEREST	18,672	96,926	1,002

NET INCOME (LOSS)	$6,529	$(293,088)	$(2,534,443)

NET INCOME (LOSS) PER COMMON SHARE:

BASIC AND DILUTED	$—	$(0.03)	$(0.09)

The accompanying notes are an integral part of these statements.

LOGISOFT CORP. AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Notes	Retained
				Receivable -	Earnings
	Common Stock		Paid-in	Warrant	(Accumulated	Minority
	Shares	Amount	Capital	Exercise	Deficit)	Interest	Total

BALANCE, December 31, 1997	7,500,000	$750	$—	$—	$23,045	$—	$23,795

Issuance of founders shares (November, 1998)	3,926,250	393	(393)	—	—	—	—

Sale of shares (December, 1998)	225,000	22	99,978	—	—	—	100,000

Minority interest in sale of shares	—	—	—	—	—	(44,000)	(44,000)

Net income (loss)	—	—	—	—	(12,143)	18,672	6,529

BALANCE, December 31, 1998	11,651,250	1,165	99,585	—	10,902	(25,328)	86,324

Sale of shares (January, 1999)	11,250	1	14,999	—	—	—	15,000

Issuance of shares for services	337,500	34	149,966	—	—	—	150,000

Minority interest in issuance of shares	—	—	—	—	—	(72,600)	(72,600)

Net income (loss)	—	—	—	—	(390,014)	96,926	(293,088)

BALANCE, December 31, 1999	12,000,000	1,200	264,550	—	(379,112)	(1,002)	(114,364)

Issuance of shares in merger	18,434,553	1,844	6,218,156	—	—	—	6,220,000

Stock issuance costs	—	—	(240,650)	—	—	—	(240,650)

Acquisition of eStorefronts minority interest	—	—	1,980,000	—	—	—	1,980,000

Exercise of warrants to purchase common stock	520,000	52	519,948	(350,000)	—	—	170,000

Other stock issuances	4,322	—	3,500	—	—	—	3,500

Stock based compensation	—	—	43,395	—	—	—	43,395

Net income (loss)	—	—	—	—	(2,535,445)	1,002	(2,534,443)

BALANCE, December 31, 2000	30,958,875	$3,096	$8,788,899	$(350,000)	$(2,914,557)	$—	$5,527,438

The accompanying notes are an integral part of these statements.

LOGISOFT CORP. AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	1998	1999	2000

CASH FLOW FROM OPERATING ACTIVITIES:

Net income (loss)	$6,529	$(293,088)	$(2,534,443)

Adjustments to reconcile net income (loss) to net cash flow from operating activities:

Minority interest	(18,672)	(96,926)	(1,002)

Depreciation and amortization	19,153	23,414	455,440

Bad debt provision	—	—	101,583

Deferred taxes	(2,577)	(28,132)	24,286

Stock based compensation	—	150,000	43,395

Other non-cash charges	—	—	31,468

Changes in:

Accounts receivable	16,370	(758,348)	311,189

Inventory	(2,213)	(368)	(49,667)

Prepaid expenses and other current assets	9,333	(2,960)	(204,567)

Unbilled revenues, net of advanced billings	2,100	700	(141,149)

Accounts payable	71,663	306,659	219,895

Accrued expenses and other current liabilities	157	373,868	64,700

Net cash flow from operating activities	101,843	(325,181)	(1,678,872)

CASH FLOW FROM INVESTING ACTIVITIES:

Cash received from notes receivable — officer	—	2,842	7,473

Loans to officer	—	—	(226,895)

Other assets	—	—	(60,784)

Purchases of short-term investments	—	—	(3,607,799)

Sale of short-term investments	—	—	1,500,000

Increase in intangible assets	(900)	(6,000)	—

Purchases of property and equipment	(64,071)	(61,046)	(528,184)

Net cash flow from investing activities	(64,971)	(64,204)	(2,916,189)

CASH FLOW FROM FINANCING ACTIVITIES:

Borrowings (repayments) on line-of-credit, net	20,000	330,000	(350,000)

Repayment of long-term debt	(6,918)	(13,873)	(38,719)

Collections of note receivable	—	—	480,000

Proceeds from note payable — officer	—	12,000	—

Repayments of note payable — officer	(45,836)	—	(12,000)

Proceeds from sale of stock and exercise of warrants	100,000	15,000	5,670,000

Payment of stock transaction costs	—	—	(210,650)

Net cash flow from financing activities	67,246	343,127	5,538,631

CHANGE IN CASH AND CASH EQUIVALENTS	104,118	(46,258)	943,570

CASH AND CASH EQUIVALENTS — beginning of year	1,690	105,808	59,550

CASH AND CASH EQUIVALENTS — end of year	$105,808	$59,550	$1,003,120

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash interest paid	$16,762	$32,482	$38,244

Cash taxes paid	$12,022	$10,945	$33,607

The accompanying notes are an integral part of these statements.

LOGISOFT CORP. AND SUBSIDIARIES
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Business

The combined and consolidated financial statements include Logisoft Corp., Logisoft Computer Products Corp. (LCP), formerly known as Logisoft Corp., and eStorefronts.net Corp. (eStorefronts). The shareholders of LCP owned 56% of the shares of eStorefronts through March 10, 2000, when LCP and eStorefronts shares were exchanged in transactions with Logisoft Corp., formerly known as Reconversion Technologies, Inc. (Logisoft or the Company), as discussed below. As a result of these transactions, LCP and eStorefronts are wholly-owned subsidiaries of Logisoft.

Business -

Logisoft Corp. (OTC BB:LGST), is a full spectrum Internet service company specializing in globalization. Logisoft creates global and localized Internet solutions for companies which require a sophisticated, total approach involving business strategy, currency exchange, cultural assessment, logistical support, tax, legal and fraud issues, language requirements and micro-marketing. Additionally, Logisoft develops and operates a variety of e-commerce/retail businesses through its subsidiaries and through strategic partnerships that leverage its knowledge of technology, e-commerce and Internet marketing. Logisoft is headquartered in Rochester, NY.

Logisoft operates its business through its two wholly-owned subsidiaries, eStorefronts, which contains the Company’s strategic Internet services (“Logisoft Interactive” or “LGI”) and e-commerce partner site activities and LCP, which encompasses the Computer Products division.

The Company’s global e-business solutions provide comprehensive, sophisticated Internet capabilities to both traditional and pure e-business companies. Logisoft Interactive provides up-front planning with its strategic consulting services, custom front-end architecture and web site development as well as comprehensive back end support upon web site completion. LGI’s competitive advantage is its focus on supporting globalizaton of e-business through its proprietary e-commerce solution, Global Gateway(SM).

LGI’s goal is to become a best in class provider of Internet globalization services for top tier companies, through Global Gateway(SM). LGI’s globalization services include:

- e-commerce in multiple currencies

- Processing of all taxes, duties and tariffs

- Site localization

- Automated customer services

- Logistics support

- Cultural assessment

- Micromarketing by country

- Legacy system integration

- Custom statistical analysis

LCP was founded in 1989 as a software and hardware provider to corporate customers and educational entities such as universities and school districts. LCP has grown consistently for the past 10 years and is being migrated to an Internet-based sales platform.

In 1996, LCP launched its Internet division. In 1999, LGI completed its development of a proprietary e-commerce platform, which has been developed into Global Gateway(SM) 3.1, which enables it to roll out turn-key domestic and international web sites.

eStorefronts partners with traditional and pure web-based businesses to take those businesses to the Internet through partner sites. eStorefronts participates in the development and implementation of the business plan in exchange for revenue-sharing and/or equity-based arrangements.

Merger Transactions -

On March 10, 2000, LCP was acquired by Reconversion Technologies, Inc. (now known as Logisoft Corp.), a public shell company registered in Delaware, in a reverse triangular merger, in which the shareholders of LCP received 7,500,000 shares of Logisoft for all of the outstanding common stock of LCP. For accounting purposes, this transaction has been recorded as an issuance of stock by LCP in exchange for the assets of

Logisoft. At the time of acquisition, Reconversion Technologies, Inc. had no operations and its assets consisted of $5,500,000 in cash and a note receivable for $720,000. Effective May 1, 2000, Reconversion Technologies, Inc. changed its name to Logisoft Corp. and its ticker symbol to ‘LGST’ to better reflect its new direction.

Consistent with the accounting for this transaction as an issuance of shares by LCP for the assets of Logisoft, the historical financial statements of LCP replace those of the legal issuer, Logisoft, and the assets and activity of Logisoft are included in the consolidated financial statements of the Company from March 10, 2000. The Company has maintained LCP’s December 31 fiscal year end. The Company’s fiscal year end prior to the merger transactions was June 30.

The $5,500,000 cash in Logisoft on the date of acquisition represents the proceeds received from the sale of 2,750,000 shares of its stock and the exercise of 2,750,000 existing warrants to purchase registered shares of Logisoft common stock at $1.00 per share by nine unrelated investors on March 9, 2000.

Also on March 10, 2000, and in conjunction with the LCP transaction, Logisoft acquired all of the outstanding common stock of eStorefronts for 4,500,000 shares of Logisoft in a share exchange. LCP shareholders owned 56% of eStorefronts common stock at the time of this transaction. The share exchange between the shareholders of eStorefronts and Logisoft has been accounted for at historical cost for the 56% of eStorefronts controlled by the LCP shareholders. The acquisition of the minority interest of 44% by Logisoft has been accounted for using purchase accounting.

The purchase price of the 44% minority interest in eStorefronts in excess of fair value of net assets acquired has been reflected as goodwill. This goodwill of $1,980,000 is being amortized over its estimated useful life of five years.

In connection with the merger transactions, shareholders owning 50.4% of the Company including the LCP shareholders, certain eStorefronts shareholders and other investors entered into voting agreements. The agreements are effective for two years from the date of the reverse merger transaction and require the parties to vote to maintain the number of directors of the Company at four and to vote for the two candidates for board of directors seats nominated by (1) the former LCP shareholders and (2) certain investors in the 5,500,000 shares issued on March 9, 2000. In addition, the principal pre-transaction shareholders of LCP and eStorefronts occupy the key executive management positions of the Company.

On March 7, 2000, Logisoft entered into an agreement for the sale of Keystone Laboratories, Inc. (Keystone), a drug screening and confirmatory testing laboratory business, to its former president for a $720,000 promissory note. Keystone’s business was operated in the normal course up to the time of its sale and was the Company’s only operating business at that time. This sale was a condition precedent to completing the transactions with LCP and eStorefronts.

(2)	Basis and Presentation of Financial Statements

Principles of Combination and Consolidation -

The combined balance sheet as of December 31, 1999 and the combined statements of operations and cash flows for the years ended December 31, 1999 and 1998 include the historical combined financial statements of LCP and eStorefronts giving effect to the 44% minority interest in eStorefronts. The consolidated financial statements as of and for the year ended December 31, 2000 include the historical combined accounts of LCP and eStorefronts for the period from January 1, 2000 through March 9, 2000 and reflect the issuance of stock for the assets of Logisoft and the acquisition of the minority interest in eStorefronts on March 10, 2000. Accordingly, net loss for the year ended December 31, 2000 includes 56% of the eStorefronts operations through March 9, 2000 and 100% thereafter. The $5,500,000 in cash and the $720,000 note receivable are recorded as proceeds from the issuance of 18,434,553 shares on March 10, 2000.

All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition -

Revenue from uncollateralized e-commerce/retail sales is recognized upon passage of title of the related goods to the customer.

Strategic Internet services revenue is recognized on a percentage of completion basis for fixed fee contracts, based on the ratio of costs incurred to total estimated costs for individual projects. Revenue is recognized as services are performed for time and material contracts at the applicable billing rates.

Unbilled revenue represents revenue earned under contracts in advance of billings. Such amounts are normally converted to accounts receivable within 90 days. Advanced billings represent amounts billed or cash received in advance of services performed or costs incurred under contracts. Any anticipated losses on contracts are charged to earnings when identified.

Costs of Revenue -

Cost of revenue for the e-commerce/retail business is comprised primarily of the purchased cost of products sold and related shipping expense.

Cost of revenue for strategic Internet services consists primarily of project personnel costs such as salaries, employee benefits, training and incentive compensation of billable employees and the cost of any third-party hardware, software or services included in an Internet solution.

Sales and Marketing -

Sales and marketing expenses include advertising, brand name promotions, lead-generation activities as well as salaries, employee benefits, and incentive compensation of personnel in these functions.

General and Administrative -

General and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of personnel responsible for administrative, accounting, legal, human resources functions, the costs of the Company’s facilities, accounting, legal, insurance, investor relations and other general and administrative activities.

Research/Product Development Costs -

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. This statement requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and prior to general release of the software. Based on the Company’s development process, technological feasibility is established upon completion of a working model. During the fourth quarter of 2000, the Company capitalized $25,000 of costs related to the development of Global Gateway(SM) and the Logisoft World Tax Tag for ColdFusion in accordance with SFAS No. 86. These costs will be amortized over the estimated life of the products beginning at the time of the release of the product to customers, which is expected in 2001 for both products. The capitalized cost of $25,000 is included in other assets on the accompanying balance sheet as of December 31, 2000.

Expenses relating to research are expensed as incurred.

Cash and Cash Equivalents -

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company maintains its cash in bank demand deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Short-Term Investments -

Short-term investments are classified as available-for-sale and are recorded at fair value based on quoted market prices. The cost of debt securities available-for-sale are adjusted for amortization of premiums and discounts to maturity. Interest and amortization of premiums and discounts for all securities are included in interest income. Unrealized gains and losses are reported as a component of stockholders’ equity. Realized and unrealized gains and losses from available for sale securities were not material for any year presented.

Inventory -

Inventory consists of goods held for sale. Inventory is stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

Property and Equipment -

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	40 years

Leasehold improvements	7 years or term of lease, if shorter

Computers and office equipment	3 – 7 years

Software	1 – 5 years

Furniture and fixtures	7 – 10 years

Computers and office equipment includes the Company’s computer network, computers and general office equipment. Software includes the capitalized cost of the Company’s web site and accounting and project management software that was purchased and implemented during 2000.

In May 2000, the Emerging Issues Task Force issued EITF 00-2, “Accounting for Web Site Development Costs”, which is required to be adopted for web site development costs incurred in fiscal quarters beginning after June 30, 2000. The issue provides guidance on how entities should account for web site development costs, requiring that certain costs, such as planning and operating costs, be expensed and other costs, including development and initial graphics creation, be capitalized. EITF 00-2 is not intended to address the accounting for the hardware infrastructure (for example, servers) costs that are necessary to support a web site. Web site development costs may be internal or external costs. In addition, accounting for the costs of web site development conducted for others under contractual arrangements is part of reporting on contracts in general and is not covered by EITF 00-2. The Company capitalizes development costs related to its own web site in accordance with EITF 00-2.

The Company reviews quarterly its property and equipment in accordance with the Statement of Financial Accounting Standards No. 121 “Accounting for the Impairment of Long Lived Assets” to determine if its carrying costs will be recovered from future operating cash flows. In cases where the Company does not expect to recover its carrying costs, the Company recognizes an impairment loss. The Company has not recognized a loss on the impairment of assets in the accompanying financial statements.

Intangible Assets -

Intangible assets consist of goodwill, deferred financing costs and prepaid licensing fees. Goodwill is being amortized over its estimated useful life of five (5) years. Deferred financing fees are amortized on a straight-line basis over the term of the related mortgage. Prepaid licensing fees are amortized over the estimated useful life of the licensing agreement of five (5) years.

The carrying value of goodwill and other intangible assets are reviewed if facts and circumstances suggest that they may be impaired. If this review indicates goodwill or other intangibles will not be recoverable, as determined based on future expected cash flows or other fair value determinations, the Company’s carrying value of the goodwill or other intangibles are reduced to fair value.

Advertising Costs -

The Company expenses advertising costs as incurred. The Company recorded advertising expense of $7,800, $6,500 and $88,177 for the years ended December 31, 1998, 1999 and 2000, respectively.

Income Taxes -

The Company has applied the asset and liability approach for financial accounting and reporting purposes for income taxes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Stock-Based Compensation -

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations and elects the disclosure option of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

Basic and Diluted Net Income (Loss) per Common Share -

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128). Under the provisions of SFAS No. 128 basic net income (loss) per share (Basic EPS) is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share (Diluted EPS) is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common shares equivalents then outstanding.

Weighted average common shares outstanding are as follows for the years ended December 31:

	1998	1999	2000

Weighted average shares
Basic and diluted	7,913,486	10,047,925	26,873,284

Potential dilutive shares	—	—	40,855

Adjusted weighted average shares	7,913,486	10,047,925	26,914,139

Potentially dilutive shares for the year ended December 31, 2000 have been excluded from weighted average shares used to compute net loss per share as they would have been antidilutive due to the net loss reported by the Company.

Fair Value of Financial Instruments -

The carrying amounts of financial instruments including cash and cash equivalents, short-term investments, accounts receivable, notes receivable, accounts payable and accrued expenses approximate fair value. The carrying amount of long-term debt approximates fair value based on current rates of interest available to the Company for loans of similar maturities.

New Accounting Pronouncements -

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which is required to be adopted in years beginning after June 15, 1999. In July 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB statement No. 133,” which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will be required to adopt SFAS 133 for the quarter ending March 31, 2001. The Company anticipates that the adoption of SFAS No. 133 will not have a significant effect on the financial condition or results of operations of the Company.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an interpretation of APB Opinion No. 25” (“FIN 44”). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions in FIN 44 are applicable to specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 did not have a material effect on the Company’s financial position or results of operations.

Estimates -

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions used in the accompanying combined and consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

(3)	Acquisition of e-tailing Assets and Rights

On July 1, 2000, eStorefronts purchased certain e-tailing assets and rights of Sentry Group (Sentry) related to the sale of safes and related products on-line. The assets and rights purchased include the source code to Sentry's existing e-commerce web site, exclusive rights for marketing and distribution of customized Sentry safe products over the Internet, Sentry's customer database, including all individuals who purchased goods from Sentry's on-line store, and rights in Sentry's affiliate marketing agreements. The Company currently operates this business as a part of its security products e-commerce site, Safesmith.com. In exchange for the assets and rights acquired, LGI is required to provide 1,600 hours of strategic Internet services to Sentry over the 18 months following July 1, 2000. The value assigned to the services to be provided by eStorefronts to Sentry is $200,000 based upon an arm's length negotiation between the Company and Sentry and is consistent with prevailing billing rates charged to Sentry and other customers for similar services. As a result of this acquisition, the Company recorded goodwill of $200,000 and a liability representing the value of the work to be performed for Sentry in the same amount. In accordance with APB 29, the Company recognizes revenue and reduces the related liability as these services are delivered to Sentry. During 2000, $157,000 of revenue was recognized from the delivery of services as required under this contract. At December 31, 2000, the Company's remaining obligation to provide services to Sentry is $43,000, which is included in advanced billings in the accompanying financial statements.

Additionally, Sentry agreed to provide Logisoft with its initial safe inventory requirements to operate the new security site at manufactured cost plus 10% for up to $200,000 of product at Sentry’s manufactured cost for product to be delivered to Logisoft by February 2001.

(4)	Short-Term Investments

Short-term investments consist of the following at December 31, 2000:

Corporate bonds	$1,000,000

Commercial paper	993,692

Investment in Avenel Ventures, Inc. Common Stock	100,000

Other	14,107

$2,107,799

The market value of the Company’s investments approximated their cost at December 31, 2000.

In October 2000, the Company purchased 200,000 shares in Avenel Ventures (“Avenel”) for $100,000. At December 31, 2000, Avenel was the beneficial owner of 380,000 shares of Logisoft stock. In November 2000, Avenel entered into agreements to merge with eResource Capital Group (RCG), an AMEX listed technology holding company. The Company’s shares in Avenel converted to 200,000 shares of RCG stock upon closing of the Avenel / RCG merger in February 2001.

(5)	Loan Receivable – Officer

In July 2000, the Company entered into a bridge loan with the former Chief Executive Officer of the Company related to the purchase of the officer’s principal residence. The residence and 533,000 shares of Company stock collateralize the amount loaned of $226,895. During the term of the loan, monthly payments of $1,647, including interest at 8.25%, are due with a balloon payment due on January 17, 2001. Subsequent to year end, $83,000 of this loan was repaid. The borrower is delinquent on the payment of the remaining balance, approximately $145,000, and in default of the loan. The Company has commenced proceedings to recover the remaining amounts due, including accrued interest, through liquidation of the collateral supporting the loan.

At December 31, 1999 the Company had $6,909 due from an officer which was repaid in full in 2000.

(6)	Inventory

Inventory consists of the following at December 31:

	1999	2000

Goods held for resale	$6,542	$63,409

Less: Reserve against goods held for resale	—	(7,200)

	$6,542	$56,209

(7)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31:

	1999	2000

Marketing/trade-shows	$—	$63,864

Income tax receivable	—	32,744

Insurance	—	30,985

Rent	—	23,828

Deposits	—	10,000

Software support	—	13,340

Recruiting costs	—	6,492

Other	4,884	28,198

	$4,884	$209,451

(8)	Property and Equipment

Property and equipment consists of the following at December 31:

	1999	2000

Land, building and improvements	$290,531	$292,945

Leasehold improvements	—	29,193

Computer and office equipment	163,946	660,171

Software	—	122,631

Furniture and fixtures	16,584	186,605

	471,061	1,291,545

Less: Accumulated depreciation and amortization	(104,020)	(219,469)

	$367,041	$1,072,076

The Company has approximately $310,000 of property and equipment held under capital lease arrangements at December 31, 2000. Accumulated amortization of approximately $28,000 related to these leases has been recognized at December 31, 2000. Amortization of the assets recorded under capital lease obligations is included in depreciation expense in the accompanying financial statements.

In the third quarter of 2000, the Company completed the development of its own web site. Certain costs, totaling $12,000, have been capitalized in accordance with EITF 00-2 and are included as software in these financial statements. These costs are being amortized over the estimated useful life of one year.

(9)	Intangible Assets

Intangible assets consist of the following at December 31:

	1999	2000

Goodwill	$—	$2,180,000

Deferred financing costs	7,147	7,147

Prepaid licensing fees	6,000	6,000

	13,147	2,193,147

Less: Goodwill adjustment	—	(27,968)

Less: Accumulated amortization	(1,723)	(341,714)

	$11,424	$1,823,465

Goodwill of $1,980,000 relating to the purchase of the 44% minority interest in eStorefronts is being amortized over five years.

The $200,000 cost of purchasing certain e-tailing assets and rights from Sentry Group was capitalized as goodwill and is being amortized over the estimated useful life of five years. Sentry Group agreed to supply Safesmith.com(SM)’s initial inventory at manufactured cost plus 10% up to $200,000 of manufactured cost for product to be delivered to Logisoft by February 2001. Goodwill is also reduced for the difference between the initial inventory purchases at cost plus 10% and the normal negotiated pricing of product from Sentry to Safesmith.com(SM) applicable after the initial inventory orders. The reduction of goodwill relating to these purchases was $27,968 for the year ended December 31, 2000.

(10)	Other Assets

Other assets consist of the following at December 31:

	1999	2000

Deposits on office space	$—	$35,784

Capitalized software costs	—	25,000

	$—	$60,784

(11)	Accrued Expenses

Accrued expenses consists of the following at December 31:

	1999	2000

Payroll and related	$54,794	$87,258

Vacation	8,579	77,929

Legal and accounting	—	53,500

Provision for restructuring	—	45,000

Stock transaction costs	—	30,000

Bonuses	298,207	25,000

Provision to straight-line rent expense	—	21,130

Income taxes	20,844	3,070

Other	7,105	141,342

	$389,529	$484,229

(12)	Financing Arrangements

Long-Term Debt -

Long-term debt consists of the following at December 31:

	1999	2000

Mortgage payable to a bank in monthly installments of $1,751, including interest at 7.96% through October 2015 collateralized by the building	$198,154	$188,503

Capital lease obligation payable in monthly installments of $5,236, including interest at prime plus 1.0% through October 2003 collateralized by the related equipment	—	157,269

Capital lease obligation payable in monthly installments of $4,199, including interest at prime plus .5% through June 2003 collateralized by the related equipment	—	111,041

Capital lease obligation payable in monthly installments of $367, including interest at 7.00% through June 2002	11,010	5,932

	209,164	462,745

Less: Current portion	(9,428)	(100,110)

	$199,736	$362,635

In June 2000, the Company entered into a three year lease on furniture and computer equipment for $131,205. The lease transfers title of these assets to the Company at the end of the lease term. Accordingly, it is being accounted for as a capital lease. The interest rate on this lease at December 31, 2000 was 9.5%.

Also, in September 2000, the Company entered into a three year lease on furniture and computer equipment for $161,095. The lease transfers title of these assets to the Company at the end of the lease term. Accordingly, it is being accounted for as a capital lease. The interest rate on this lease at December 31, 2000 was 10.0%.

Subsequent to year-end, the Company received a commitment from a bank to refinance these leases, extending the term to five years.

Future maturities of the mortgage payable and capital leases are as follows at December 31, 2000:

		Capital
	Mortgage	Leases	Total

2001	$6,235	$117,619	$123,854

2002	6,750	115,050	121,800

2003	7,307	82,788	90,095

2004	7,910	—	7,910

2005	8,564	—	8,564

Thereafter	151,737	—	151,737

	188,503	315,457	503,960

Less: Interest portion	—	(41,215)	(41,215)

	$188,503	$274,242	$462,745

Line-of-Credit -

The Company may borrow up to $500,000 under the terms of an annually renewable working capital line-of-credit agreement. Amounts borrowed bear interest at the prime rate plus 1% (10.0% at December 31, 2000) and are collateralized by all assets of the Company. There were no amounts outstanding at December 31, 2000. Subsequent to year-end, the Company terminated its line-of-credit agreement. At December 31, 1999, there was $350,000 outstanding under the terms of a similar line-of-credit agreement.

Debt Covenants -

Certain of the financing arrangements require the Company to maintain certain financial covenants and a minimum investment to be held by the bank of $1,000,000. The Company is in compliance with these covenants at December 31, 2000. Subsequent to year-end, the Company received a commitment to refinance its capital leases, reducing the cash collateral amount to $250,000.

(13)	Stockholder’s Equity

Equity Transactions -

All equity transactions have been retroactively restated to reflect the exchange ratios from the March 10, 2000 merger transactions.

Year ended December 31, 1998 -

During 1998, eStorefronts was formed. In connection with the formation, 3,926,250 common shares were issued to the founders of eStorefronts. Subsequently, eStorefronts sold 225,000 common shares for $100,000.

Year ended December 31, 1999

eStorefronts sold 11,250 common shares for $15,000 in January 1999 and issued 337,500 common shares valued at $150,000 to individuals for services rendered.

Year ended December 31, 2000

As described in Note 1, LCP and eStorefronts entered into merger transactions with Logisoft on March 10, 2000. For accounting purposes, these transactions have been reflected as an issuance of 18,434,553 common shares by LCP in exchange for the assets of Logisoft and the purchase of the 44% minority interest in eStorefronts. Stock issuance costs of $240,650 related to the merger transactions and funding, have been recorded as a reduction of paid-in capital. These costs relate primarily to investment banking fees and accounting and legal consulting required to complete the merger transactions and related regulatory filings.

In addition, warrants for the purchase of 520,000 shares of the Company’s common stock were exercised, as discussed below.

Warrants -

On November 13, 1997, the Company’s Disclosure Statement and Plan of Reorganization (the Plan) was confirmed. In connection with the Plan, Logisoft issued the following warrants to purchase the Company’s common stock:

-	Class A warrants to purchase 1,624,172 shares of common stock at $1 per share exercisable through June 7, 2000.

-	Class B warrants to purchase 1,475,973 shares of common stock at $1 per share exercisable through June 7, 2000.

-	Upon the exercise of a Class B warrant, a Class C warrant was issued allowing the purchase of the number of shares of common stock equal to the number of shares purchased upon exercise of the Class B warrants. Class C warrants are exercisable at $1.75 per share through December 7, 2000.

Prior to the merger transactions, 227,500 Class A warrants were exercised and an additional 1,300,000 Class B warrants were issued under the Plan. These Class B warrants and 1,450,000 of the previously issued Class B warrants were exercised as a part of the sale of 2,750,000 shares of Logisoft on March 9, 2000 in conjunction with the merger transactions. The exercise of the 2,750,000 Class B warrants resulted in the issuance of the same number of Class C warrants.

Subsequent to the merger transactions, 520,000 additional Class A warrants were exercised. The remaining Class A and B warrants expired on June 7, 2000. Non-interest bearing promissory notes were executed with three investors related to the exercise of 350,000 Class A warrants. The amounts due under these promissory notes were due on December 9, 2000. In November 2000, the Company’s Board of Directors extended the due date of these notes until December 9, 2001. In accordance with EITF 85-1, these notes have been recorded as a reduction of equity.

The 2,750,000 Class C warrants expired on December 7, 2000. At December 31, 2000, no warrants were outstanding.

Preferred Stock -

The Company is authorized to issue up to 2,000,000 shares of Series A non-voting, cumulative preferred stock with a par value of $2.75. At December 31, 1999 and 2000, no preferred stock was issued or outstanding.

A 6% cumulative dividend is payable quarterly to stockholders of record in the last day of the month prior to the dividend date. The Series A stock has a liquidation preference over the Company’s common stock as well as any other classes of stock established by the Company.

Stock Option Plan -

In April 2000, the Company adopted its 2000 Stock Option Plan (the “Plan”) and the Company’s Board of Directors approved the same. The Plan is subject to approval by the Company’s stockholders. The Plan was established to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company. The Board of Directors, or a committee that it appoints, is authorized to grant options to purchase the Common Stock of the Company, not to exceed an aggregate of 3,000,000 shares. The Board of Directors, or a committee that it appoints, is also authorized to establish the exercise price and vesting terms of individual grants under the Plan.

Options granted under the Plan may be either “incentive stock options” intended to qualify as such under the Internal Revenue Code, or “non-qualified stock options”. The Company expects that most options granted pursuant to the Plan will be subject to vesting over a three or four year period, such as 25% increments on each annual grant date anniversary, during which the optionee must continue to be an employee of the Company. The Board or the committee, if applicable, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan have a maximum term of up to ten (10) years.

The Plan also provides that all options that are not vested will become vested upon a change in control, unless the options are either assumed or substituted with equivalent options. In addition, unvested options become vested, after a change in control, if an optionee is subject to involuntary termination other than for cause during that optionee’s remaining vesting period after a change in control.

A summary of stock option activity during the year ended December 31, 2000 is as follows:

		Weighted Average
	Options	Exercise Price

Granted	2,378,200	$1.45

Exercised	—	—

Forfeited	(554,750)	1.95

Outstanding at December 31, 2000	1,823,450	$1.30

Options exercisable at December 31, 2000	35,000	$0.01

All stock options issued under the Plan vest ratably over a four-year period (25% per year) except for 455,500 options, which vest ratably each month over a 36 month period.

The Company applies APB25 and related interpretations in accounting for the stock option plan. Stock compensation expense has been recorded for 35,000 options issued to two employees with an exercise price of

$0.01 per share. Compensation expense is being recognized for the difference between the fair value of the shares on the day the options were granted and the $0.01 exercise price, over the related service period of one year. The Company recognized $40,000 of stock compensation expense for the year ended December 31, 2000 relating to these options. The remaining stock compensation expense of $3,395 relates to stock options granted to individuals for services performed.

Under the above model, the total value of stock options and rights to received stock granted in 2000 was $2,686,000. Had compensation expense for the Company’s Plan been determined in accordance with the provisions of SFAS 123, based on the fair value at the grant date, the Company’s net loss per share would have increased by the calculated expense of $299,000 to the pro-forma amounts indicated below:

For the year ended
December 31, 2000

Net loss

As reported	$(2,534,443)

Pro forma	$(2,833,443)

Basic and Diluted net loss per share

As reported	$(0.09)

Pro forma	$(0.10)

The minimum value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions; dividend yield of 0%, expected volatility of 105%, risk free interest rate of 6%, expected life of 3 to 4 years, as appropriate.

The following table summarizes information about stock options outstanding at December 31, 2000:

	Number Outstanding	Weighted Average
	at December 31,	Remaining	Weighted Average
Range of exercise prices	2000	Contractual Life	Exercise Price

$0.01 to $1.00	857,500	9.93	$0.38

$1.01 to $2.00	492,500	9.49	$1.79

$2.01 to $2.51	473,450	9.34	$2.46

	1,823,450

(14)	Income Taxes

The components of the deferred tax asset (liability) are as follows at December 31:

	1999	2000

Assets:

Net operating loss carryforward	$45,070	$6,074,000

Accrued expenses	117,640	34,000

	162,710	6,108,000

Valuation allowance	(125,070)	(6,074,000)

	37,640	34,000

Liabilities:

Depreciation	(19,354)	(40,000)

	$18,286	$(6,000)

At December 31, 1999 and 2000, a valuation allowance was provided for the portion of the deferred tax asset for which realization was not reasonably assured.

The components of the benefit (provision) for income taxes consist of the following for the years ended December 31:

	1998	1999	2000

Current:
Federal	$(6,129)	$(24,716)	$31,000

State	(3,269)	(9,405)	(20,607)

	(9,398)	(34,121)	10,393

Deferred:

Federal	1,997	21,802	(20,643)

State	580	6,330	(3,643)

	2,577	28,132	(24,286)

	$(6,821)	$(5,989)	$(13,893)

A reconciliation of the federal statutory rate and the effective income tax rate is as follows for the years ended December 31:

	1998	1999	2000

Federal income tax benefit (provision) at the statutory rate (34%)	$1,809	$130,569	$857,327

State income taxes, net of federal benefit	319	23,042	151,293

Non-deductible amortization	—	—	(127,600)

Other non-deductible expenses	(4,647)	(68,907)	(25,718)

Change in valuation allowance	(17,014)	(108,056)	(792,131)

Other	12,712	17,363	(77,064)

	$(6,821)	$(5,989)	$(13,893)

The non-deductible expenses in 1999 relate primarily to compensation expense recorded for financial statement purposes related to stock grants made during the year. The non-deductible expenses, excluding amortization of goodwill, in the year 2000 relates to meals and entertainment and stock compensation expense.

Also, due to the merger transactions, the Company will receive future benefits from Logisoft Corp.’s net operating loss carryforward. The increase in the valuation allowance as a result of including the net operating loss as a component of the deferred tax asset in these financial statements of $5,156,799 has not been included in the reconciliation of the effective tax rate. These net operating losses, totaling $12,300,000 begin to expire in 2005. The future annual use of the net operating loss deduction will be limited to the value of the Company, as defined by the Internal Revenue Code, on March 10, 2000 multiplied by the applicable federal rate (5.84%) due to the change in control that resulted from the merger as described above.

(15)	Commitments

In 2000, the Company entered into an agreement to lease office space under a non-cancelable lease arrangement. The future minimum lease payments required under this lease are as follows:

2001	$187,701

2002	207,092

2003	215,532

2004	215,532

2005	215,532

Thereafter	71,844

$1,113,233

Rent expense is being recognized on a straight-line basis over the term of this operating lease. The Company recognized rent expense of $136,512 during 2000.

(16)	Business Segments

The Company operates in two business segments: e-commerce/retail and strategic Internet services and a separate corporate services unit. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology, strategic competencies and marketing strategies.

A summary of the Company’s business segments are as follows:

		Strategic
	e-commerce/	Internet
	Retail	Services	Corporate

Year ended December 31, 2000:

Revenue	$4,559,993	$1,643,958	$—

Income (loss) from operations	(214,798)	(1,835,625)	(612,428)

Depreciation and amortization	60,164	382,791	12,485

Identifiable assets	1,536,913	2,924,015	3,161,494

Capital expenditures	27,968	699,256	97,197

Year ended December 31, 1999:

Revenue	$3,668,069	$614,098	$—

Income (loss) from operations	122,208	20,470	(492,708)

Depreciation and amortization	5,617	9,297	8,500

Identifiable assets	921,773	215,214	372,498

Capital expenditures	29,351	13,722	17,973

Year ended December 31, 1998:

Revenue	$2,671,593	$216,776	$—

Income (loss) from operations	110,643	(96,885)	(7,500)

Depreciation and amortization	6,357	5,296	7,500

Identifiable assets	258,811	67,153	378,991

Capital expenditures	20,125	37,120	144,442

The operating results for strategic Internet services in the year ended December 31, 2000 include $319,000 of goodwill amortization related to the purchase of the minority interest in eStorefronts.

The large increase in identifiable assets in the corporate and strategic Internet services segment as of December 31, 2000 is the result of the funding received in March 2000 and the related goodwill of $1,980,000 from the purchase of the 44% minority interest in eStorefronts.

Corporate assets consist primarily of cash and cash equivalents, notes receivable arising from the March 2000 merger transactions and a loan receivable from a former officer of the Company. The Company’s owned building and land located in Fairport, NY and related equipment is associated with the Company’s e-commerce/retail segment, as it is used primarily by LCP.

Subsequent to March 2000, the Company established a corporate services group, which consists of finance, human resources and information technology staff. The costs of these departments, consisting mainly of personnel-related expenses, as well as other corporate expenses such as accounting and legal fees, public and investor relations, are classified under Corporate. As the formation of this group occurred subsequent to March 2000 and involved the addition of new staff, segment data for prior periods has not been adjusted.

For 1999, the portion of the loss from operations attributable to corporate activity includes the $150,000 stock compensation charge as well as special executive compensation expenses of $334,200, paid in conjunction with the merger transactions consummated in March 2000.

(17)	Concentrations

Revenue from one customer accounted for 20% of total revenue in 1999. Accounts receivable included approximately $597,000 due from this customer at December 31, 1999. During 1998 and 2000, the Company did not have any individual customers that accounted for 10% or more of the Company’s revenue.

(18)	Notes Receivable

At December 31, 2000, the Company has a non-interest bearing note receivable from the sale of a laboratory business by Logisoft on March 7, 2000, prior to the merger transactions. This note is payable in twelve monthly installments of $60,000 and is collateralized by the assets of the business sold. The balance outstanding at December 31, 2000 was $240,000.

Three promissory notes, totaling $350,000, were received by the Company in relation to the exercise of 350,000 Class A warrants during 2000. These notes are due by December 9, 2001 and have been recorded as a reduction in stockholders’ equity.

(19)	Non-Cash Transactions

During the year ended December 31, 2000, the Company entered into the following non-cash transactions:

(a)	fixed assets, including furniture and computer equipment, were purchased for $292,300 and financed by two three year capital leases in the amounts of $131,205 and $161,095;

(b)	a non-interest bearing promissory note with a face value of $720,000 was received in the merger transactions in exchange for the issuance of the Company’s stock;

(c)	promissory notes totaling $350,000 were received for the exercise of 350,000 Class A warrants to purchase the Company’s common stock;

(d)	goodwill of $1,980,000 was recorded as a result of the merger transactions, with a corresponding increase in additional paid in capital;

(e)	during the third quarter, in conjunction with the purchase of e-tailing assets and rights from Sentry Group, the Company has agreed to provide $200,000 of services based on standard hourly rates to Sentry Group. This obligation has been recorded in current liabilities in the accompanying financial statements. Through December 31, 2000, $157,000 had been recognized as revenue based on services provided;

(f)	recognized revenue totaling $235,000 relating to barter transactions involving different services or products for services, including the $157,000 from Sentry Group discussed above; and

(g)	4,322 shares were issued in exchange for services valued at $3,500.

In 1999, the Company issued 337,500 shares of eStorefronts stock valued at $150,000 to individuals for services rendered.

In 1998, the Company purchased land and a building for $120,000 financed with bank debt. Also in 1998, the Company entered into a capital lease for equipment with a recorded value of $17,616.

(20)	Employee Benefit Plan

The Company sponsored a Simple IRA plan for employees through December 31, 2000. The Company would contribute 3% on behalf of each employee that was participating in the plan. Contributions during each of the last three years were not significant.

In 2000, the Company agreed to sponsor a 401(k) plan effective January 1, 2001. Under the provisions of this plan, the Company will contribute amounts equal to 50% of the employees’ contribution not to exceed 3% of the employees’ compensation.

(21)	Restructuring Charge

In December 2000, the management of the Company defined and approved a reorganization plan that included eliminating 14 staff positions primarily in the areas of marketing and administration. Total costs of the plan of $45,000 were provided for in the fourth quarter of 2000 and included employee severance, benefits, legal costs and the write-down of certain intangible assets of $5,000. These costs were included in general and administrative in the accompanying financial statements.

(22)	Related Party Transactions

In 1999, an officer and stockholder of the Company loaned $12,000 to LCP bearing interest at 10%. The total amount borrowed plus applicable interest was repaid in full in the quarter ended March 31, 2000. The amount outstanding at December 31, 1999 is included under the caption “Note payable — officer” in the accompanying balance sheet.

In October 2000, the Company purchased 200,000 shares in Avenel Ventures (“Avenel”) for $100,000. At December 31, 2000, Avenel was the beneficial owner of 380,000 shares of Logisoft stock. In November 2000, Avenel entered into agreements to merge with eResource Capital Group (RCG), an AMEX listed technology holding company. The Company’s shares in Avenel converted to 200,000 shares of RCG stock upon closing of the Avenel / RCG merger in February 2001.

(23)	Pro-Forma Combined and Consolidated Statements of Income and Operations(unaudited)

The following unaudited pro-forma combined and consolidated statements of income and operations have been derived from the statements of operations of the Company for the years ended December 31, 1999 and 2000 adjusted to give effect to the merger transactions as if the merger transactions occurred on January 1, 1999. The pro-forma combined and consolidated statements of income and operations are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the merger transaction had been consummated on January 1, 1999 nor which may result from future operations.

A pro-forma balance sheet has not been presented here because the merger transactions are reflected in the Company’s consolidated balance sheet as of December 31, 2000.

The Pro-Forma Combined and Consolidated Statements of Income and Operations should be read in conjunction with the notes thereto and the Company’s combined and consolidated financial statements and related notes thereto contained elsewhere in this Form 10-KSB.

	Year Ended December 31, 1999				Year Ended December 31, 2000

		Pro Forma				Pro Forma
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma

REVENUE:

E-commerce/retail	$3,668,069	$—		$3,668,069	$4,559,993	$—		$4,559,993

Strategic internet services	614,098	—		614,098	1,643,958	—		1,643,958

Total revenue	4,282,167	—		4,282,167	6,203,951	—		6,203,951

COST OF REVENUE:

E-commerce/retail	3,195,703	—		3,195,703	3,952,025	—		3,952,025

Strategic internet services	332,967	—		332,967	913,337	—		913,337

Total cost of revenue	3,528,670	—		3,528,670	4,865,362	—		4,865,362

Gross profit	753,497	—		753,497	1,338,589	—		1,338,589

OPERATING EXPENSES:

Sales and marketing	306,237	—		306,237	1,523,645	—		1,523,645

General and administrative	623,876	—		623,876	1,754,122	—		1,754,122

Research/product development	—	—		—	123,255	—		123,255

Bad debt provision	—	—		—	101,583	—		101,583

Stock based compensation	150,000	—		150,000	43,395	—		43,395

Depreciation	22,657	—		22,657	115,449	—		115,449

Amortization	757	396,000	(1)	396,757	339,991	77,000	(1)	416,991

Total operating expenses	1,103,527	396,000		1,499,527	4,001,440	77,000		4,078,440

Income (loss) from operations	(350,030)	(396,000)		(746,030)	(2,662,851)	(77,000)		(2,739,851)

OTHER INCOME (EXPENSE):

Interest expense	(34,030)	—		(34,030)	(40,544)	—		(40,544)

Interest income	—	—		—	189,257	—		189,257

Other	35	—		35	(7,414)	—		(7,414)

	(33,995)	—		(33,995)	141,299	—		141,299

Income (loss) before income taxes and minority interest	(384,025)	(396,000)		(780,025)	(2,521,552)	(77,000)		(2,598,552)

BENEFIT FROM (PROVISION FOR) INCOME TAXES	(5,989)	—		(5,989)	(13,893)	—		(13,893)

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(390,014)	(396,000)		(786,014)	(2,535,445)	(77,000)		(2,612,445)

MINORITY INTEREST	96,926	(96,926	)(1)	—	1,002	(1,002	)(1)	—

NET INCOME (LOSS)	$(293,088)	$(492,926)		$(786,014)	$(2,534,443)	$(78,002)		$(2,612,445)

EARNINGS PER SHARE — BASIC AND DILUTED				$(0.03)				$(0.09)

WEIGHTED AVERAGE SHARES OUTSTANDING(1)(2)				30,294,652				30,732,590

(1)	The pro forma information above reflects the amortization of the eStorefronts’ goodwill of $1,980,000 over five (5) years, the elimination of the minority interest in eStorefronts’ loss from operations and the weighted average shares amount reflects the number of shares issued in the merger transactions (18,434,553) as if they were issued on January 1, 1999.

(2)	Potentially dilutive shares of 40,855 for the year ended December 31, 2000 have been excluded from weighted average shares used to compute net loss per share as they would have been antidilutive due to the net loss reported by the Company.

(24)	Summary of Quarterly Results of Operations (Unaudited)

	For the year ended December 31, 1999				For the year ended December 31, 2000

	3/31/99	6/30/99	9/30/99	12/31/99	3/31/00	6/30/00	9/30/00	12/31/00

REVENUE:

E-commerce/retail	$550,719	$1,066,133	$1,046,446	$1,004,771	$924,520	$1,318,762	$1,213,516	$1,103,195

Strategic Internet services	80,320	138,651	193,040	202,087	266,721	288,467	566,637	522,133

Total revenue	631,039	1,204,784	1,239,486	1,206,858	1,191,241	1,607,229	1,780,153	1,625,328

COST OF REVENUE:

E-commerce/retail	467,879	924,857	912,310	890,657	800,259	1,111,599	1,076,452	963,715

Strategic Internet services	69,126	77,557	90,373	95,911	107,228	174,779	328,484	302,846

Total cost of revenue	537,005	1,002,414	1,002,683	986,568	907,487	1,286,378	1,404,936	1,266,561

Gross profit	94,034	202,370	236,803	220,290	283,754	320,851	375,217	358,767

OPERATING EXPENSES:

Sales and marketing	65,542	64,277	74,249	102,169	108,411	302,353	517,763	595,118

General and administrative	56,768	67,575	69,197	430,336	115,187	482,373	571,501	585,061

Research/product development	—	—	—	—	—	—	38,514	84,741

Bad debt provision	—	—	—	—	—	115,000	(16,250)	2,833

Stock based compensation	—	150,000	—	—	—	8,031	15,197	20,167

Depreciation	6,759	5,051	5,462	5,385	11,931	20,385	33,156	49,977

Amortization	87	191	289	190	22,389	99,360	109,827	108,415

Total operating expenses	129,156	287,094	149,197	538,080	257,918	1,027,502	1,269,708	1,446,312

Income (loss) from operations	(35,122)	(84,724)	87,606	(317,790)	25,836	(706,651)	(894,491)	(1,087,545)

OTHER INCOME (EXPENSE):

Interest expense	(6,069)	(5,978)	(10,349)	(11,634)	(13,495)	(5,482)	(5,175)	(16,392)

Interest income	—	—	—	—	21,188	58,375	58,132	51,562

Other	325	364	(182)	(472)	83	(4,583)	(1,235)	(1,679)

	(5,744)	(5,614)	(10,531)	(12,106)	7,776	48,310	51,722	33,491

Income (loss) before income taxes and minority interest	(40,866)	(90,338)	77,075	(329,896)	33,612	(658,341)	(842,769)	(1,054,054)

BENEFIT FROM (PROVISION FOR) INCOME TAXES	(637)	(2,289)	(1,897)	(1,166)	(12,212)	6,653	(3,459)	(4,875)

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(41,503)	(92,627)	75,178	(331,062)	21,400	(651,688)	(846,228)	(1,058,929)

MINORITY INTEREST	18,241	69,777	3,414	5,494	1,002	—	—	—

NET INCOME (LOSS)	$(23,262)	$(22,850)	$78,592	$(325,568)	$22,402	$(651,688)	$(846,228)	$(1,058,929)

EARNINGS PER SHARE - BASIC	$(0.00)	$(0.00)	$0.01	$(0.03)	$0.00	$(0.02)	$(0.03)	$(0.03)

DILUTED	n/a	n/a	n/a	n/a	$0.00	$(0.02)	$(0.03)	$(0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	10,018,875	10,127,555	10,020,000	10,020,000	14,628,509	30,575,212	30,954,553	30,957,390

DILUTED	10,018,875	10,127,555	10,020,000	10,020,000	15,587,274	30,591,879	30,985,423	31,075,347

TEAM SPORTS ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet
March 31, 2001
(Unaudited)

Assets

Current assets

Cash and cash equivalents	$365,903

Marketable equity securities	176,000

Note receivable	40,000

Note receivable — officer	144,097

Inventory	12,000

Prepaid expenses and other assets	21,622

Current assets of discontinued operations, net	898,383

Total current assets	1,658,005

Property and equipment, net	3,020

Non-current assets of discontinued operations, net	2,528,336

Other	3,900

$4,193,261

Liabilities and Stockholders’ Equity

Current liabilities

Accounts payable and accrued expenses	$25,000

Total current liabilities	25,000

Stockholders’ equity

Preferred stock; $2.75 par value; authorized 2,000,000	—

shares; no shares issued and outstanding

Common stock, $.0001 par value; authorized 60,000,000	3,101

shares; issued and outstanding 31,006,875 shares
Paid-in capital	8,825,418

Notes receivable from warrant exercise	(350,000)

Accumulated deficit	(4,310,258)

Total stockholders’ equity	4,168,261

$4,193,261

See accompanying notes to condensed consolidated financial statements.

TEAM SPORTS ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2001 and 2000
(Unaudited)

	2001	2000

Sales and revenues	$20,365	$45,706

Cost of goods sold	6,440	27,218

Gross profit	13,925	18,488

Selling, general and administrative expense	107,173	14,700

Earnings (loss) from operations	(93,248)	3,788

Other income:

Interest and other income	2,889	2,119

Unrealized gain on marketable equity securities	76,000	—

Total other income (expense)	78,889	2,119

Earnings (loss) before income taxes and discontinued operations	(14,359)	5,907

Income tax expense	—	2,829

Earnings (loss) from continuing operations	(14,359)	3,078

Discontinued operations:

Earnings (loss) from operations of discontinued operations, less applicable income taxes of $9,383 in 2000	(831,342)	19,324

Loss on disposal of discontinued operations, including provision of $550,000 for operating losses during the phase-out period	(550,000)	—

Earnings (loss) from discontinued operations	(1,381,342)	19,324

Net earnings (loss)	$(1,395,701)	$22,402

Net earnings (loss) per share, basic and diluted

Continuing operations	$(0.00)	$0.00

Discontinued operations	(0.05)	0.00

	$(0.05)	$0.00

Weighted average shares outstanding

Basic	30,967,942	14,628,509

Diluted	30,967,942	15,587,274

See accompanying notes to condensed consolidated financial statements.

TEAM SPORTS ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

Three Months Ended March 31, 2001
(Unaudited)

				Notes
				Receivable -
	Common Stock		Paid-in	Warrant	Accumulated
	Shares	Par Value	Capital	Exercise	Deficit	Total

Balance, December 31, 2000	30,958,875	$3,096	$8,788,899	$(350,000)	$(2,914,557)	$5,527,438

Issuance of common shares for services	48,000	5	14,995	—	—	15,000

Stock based compensation	—	—	21,524	—	—	21,524

Net loss	—	—	—	—	(1,395,701)	(1,395,701)

Balance, March 31, 2001	31,006,875	$3,101	$8,825,418	$(350,000)	$(4,310,258)	$4,168,261

See accompanying notes to condensed consolidated financial statements.

TEAM SPORTS ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2001 and 2000
(Unaudited)

	2001	2000

Cash flows from operating activities

Net earnings (loss)	$(1,395,701)	$22,402

Adjustments to reconcile net earnings (loss) to net cash used by operating activities:

(Earnings) loss from discontinued operations, net of tax	1,381,342	(19,324)

Depreciation and amortization	800	800

Unrealized gain from marketable securities	(76,000)	—

Common stock issued for services	36,524	—

Change in assets and liabilities (excluding effects of acquisitions):

Accounts receivable	225	—

Inventory	4,990	(9,000)

Prepaid expenses	12,251	—

Net cash used by operating activities	(35,569)	(5,122)

Cash flows from investing activities

Collections of notes receivable — officer	82,234	—

Proceeds from short-term investments	133,669	—

Capital expenditures	—	(5,020)

Net cash provided by (used in) investing activities	215,903	(5,020)

Cash flows from financing activities

Collection of notes receivable	200,000	—

Funds transferred from (to) discontinued operations	(14,431)	10,142

Net cash provided by financing activities	185,569	10,142

Net increase in cash and cash equivalents from continuing operations	365,903	—

Cash and cash equivalents, beginning of period from continuing operations	—	—

Cash and cash equivalents, end of period	$365,903	$—

See accompanying notes to condensed consolidated financial statements.

TEAM SPORTS ENTERTAINMENT, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
Three Months Ended March 31, 2001 and 2000
(Unaudited)

A.	ORGANIZATION

Team Sports Entertainment, Inc. (the “Company” or “Team Sports”), a Delaware corporation, is a holding company whose wholly-owned subsidiaries, Logisoft Computer Products Corp. (“LCP”) and eStorefronts.net Corp. (“eStorefronts”) create global and localized Internet solutions for both traditional and pure e-business companies. On May 15, 2001, Team Sports changed its name from Logisoft Corp. to Team Sports Entertainment, Inc.

On May 15, 2001 the Company acquired all of the common stock of Maxx Motorsports, Inc., a South Carolina corporation, (“Maxx”), in a tax-free stock exchange for 7,750,000 shares of the Company’s common stock. In addition, the Company completed the sale of its wholly owned subsidiaries, LCP and eStorefronts to a group of its shareholders in exchange for 12,000,000 shares of the Company’s common stock, which were cancelled. The operations from these business segments have been classified as discontinued operations in the accompanying financial statements.

The financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report for the year ended December 31, 2000, which is included in the Company’s Form 10-KSB for the year ended December 31, 2000. The financial data for the interim periods presented may not necessarily reflect the results to be anticipated for the complete year.

Certain reclassifications of the amounts presented for the comparative period have been made to conform to the current presentation.

B.	ACCOUNTING POLICIES

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents – The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Investment securities – Investments are classified into three categories as follows:

• Trading securities reported at fair value with unrealized gains and losses included in earnings;

• Securities available-for-sale reported at fair value with unrealized gains and losses reported in other comprehensive income;

• Held-to-maturity securities reported at amortized cost.

Property and equipment – Property and equipment are stated at cost. Expenditures for significant renewals and improvements are capitalized. Repairs and maintenance are charged to expense as incurred. Depreciation is computed using an accelerated method for both financial and tax purposes based upon the useful lives of the assets.

Revenue recognition – Revenue from product sales is recognized when the related goods are shipped and all significant obligations of the Company have been satisfied.

Stock option plans – The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

Deferred income taxes – Deferred income taxes are provided for temporary differences between financial and tax reporting in accordance with the liability method under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.”

Earnings per common share – Earnings per common share are calculated under the provisions of SFAS No. 128, “Earnings per Share,” which established new standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding.

Estimates – Use of estimates and assumptions are made by management in the preparation of the financial statements in conformity with generally accepted accounting principles that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

C.	MARKETABLE INVESTMENT SECURITIES

The amortized cost of investment securities as shown in the accompanying balance sheet and their estimated market value at March 31, 2001 is as follows:

2001

Trading securities:

Cost	$100,000

Unrealized gain	76,000

$176,000

The Company included an unrealized gain in the amount of $76,000 in earnings for the three-month period ended March 31, 2001.

D.	NOTES RECEIVABLE — OFFICER

In July 2000, the Company entered into a bridge loan with the former Chief Executive Officer of the Company related to the purchase of the officer’s principal residence. The remaining balance of this loan in the amount of $144,097, plus accrued interest was repaid in April 2001.

E.	COMMON STOCK OPTIONS AND WARRANTS

In April 2000, the Company adopted its 2000 Stock Option Plan (the “Plan”) and the Company’s Board of Directors approved the same. The Company’s shareholders approved the Plan in April 2001. The Plan was established to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company. The Board of Directors, or a committee that it appoints, is authorized to grant options to purchase the Common Stock of the Company, not to exceed an aggregate of 3,000,000 shares. The Board of Directors, or a committee that it appoints, is also authorized to establish the exercise price and vesting terms of individual grants under the Plan.

Options granted under the Plan may be either “incentive stock options” intended to qualify as such under the Internal Revenue Code, or “non-qualified stock options”. The Company expects that most options granted pursuant to the Plan will be subject to vesting over a three or four-year period, such as 25% increments on each annual grant date anniversary, during which the optionee must continue to be an employee of the Company. The Board or the committee, if applicable, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan have a maximum term of up to ten (10) years.

The Plan also provides that all options that are not vested will become vested upon a change in control, unless the options are either assumed or substituted with equivalent options. In addition, unvested options become vested, after a change in control, if an optionee is subject to involuntary termination other than for cause during that optionee’s remaining vesting period after a change in control.

A summary of stock option activity during the three months ended March 31, 2001 is as follows:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2000	1,823,450	$1.30

Granted	111,000	0.46

Exercised	—	—

Forfeited	(116,250)	1.96

Outstanding at March 31, 2001	1,818,200	$1.21

Options exercisable at March 31, 2001	70,625	$0.34

The stock options issued under the Plan include 1,376,700 options, which vest ratably over a four-year period (25% per year) and 441,500 options, which vest ratably over a 36-month period.

The Company applies APB25 and related interpretations in accounting for the stock option plan. Stock compensation expense has been recorded for 35,000 options issued to two employees with an exercise price of $0.01 per share. Compensation expense is being recognized for the difference between the fair value of the shares on the day the options were granted and the $0.01 exercise price, over the related service period of one year. The Company recognized $16,787 of stock compensation expense for the three months ended March 31, 2001 relating to these options. The remaining stock compensation expense of $4,737 relates to stock options granted to individuals for services performed.

As a part of its issue of 28,500,000 shares of its common stock on May 15, 2001 for $7,125,000 in cash, the Company also issued warrants to purchase 14,250,000 shares of its common stock at a purchase price of $1.00 per share.

F.	EARNINGS PER SHARE

The following data for the three months ended March 31, 2001 and 2000 shows the amounts used in computing earnings per share and the weighted average number of shares of dilutive potential common stock.

	2001	2000

Earnings (loss) from continuing operations available to common shareholders

used in basic and diluted EPS	$(14,359)	$3,078

Earnings (loss) from discontinued operations available to common shareholders used in basic and diluted EPS	$(1,381,342)	$19,324

Weighted average number of common shares used in basic EPS	30,967,942	14,628,509

Effect of dilutive options	—	958,765

Weighted average number of common shares and dilutive potential common stock used in dilutive EPS	30,967,942	15,587,274

At March 31, 2001, all exercisable common stock equivalents (70,625 options to purchase common stock) were antidilutive and are not included in the earnings per share calculations.

G.	INCOME TAXES

Income tax expense for continuing operations for the three months ended March 31, 2001 and 2000 consists of:

	2001	2000

Current tax expense:

Federal	$—	$2,008

State	—	821

	—	2,829

Deferred tax expense	—	—

Total income tax expense	$—	$2,829

Actual income tax expense applicable to earnings, from continuing operations, before income taxes is reconciled with the “normally expected” federal income tax expense as follows for the three months ended March 31, 2001 and 2000:

	2001	2000

“Normally expected” income tax expense	$(4,900)	$2,000

State income taxes, net of Federal income tax benefit	(800)	800

Valuation allowance	5,700	—

Other	—	29

	$—	$2,829

          The deferred income tax assets at March 31, 2001 are comprised of the following:

	Current	Noncurrent

Net operating loss	$36,100	$—

Marketable equity securities	(30,400)	—

Valuation allowance	(5,700)	—

Net deferred income tax assets	$—	$—

H.	DIVESTITURES

As a part of the acquisition of Maxx, the Company was required to sell its interest in its wholly owned subsidiaries, LCP and eStorefronts to a group of its shareholders for 12,000,000 shares of its common stock, accordingly, no gain or loss will be recognized on the transaction, which was completed on May 15, 2001. Operating results for the discontinued operations during the three months ended March 31, 2001 and 2000 were as follows:

	2001	2000

Net sales	$1,859,637	$1,145,535

Earnings (loss) before income tax benefit	(1,381,342)	27,705

Income tax expense (benefit)	—	9,383

Earnings (loss) from discontinued operations before minority interest	(1,381,342)	18,322

Minority interest	—	1,002

Net earnings (loss) from discontinued operations	$(1,381,342)	$19,324

Net assets of discontinued operations at March 31, 2001 consist of the following:

Current assets	$2,993,549

Current liabilities	2,095,166

Current assets of discontinued operations, net	$898,383

Non-current assets	$2,906,121

Non-current liabilities	377,785

Non-current assets of discontinued operations, net	$2,528,336

I.	SUBSEQUENT EVENT

On May 15, 2001, the Company completed acquisition of Maxx for 7,750,000 shares of its common stock. Maxx, through its wholly owned subsidiary, Team Racing Auto Circuit, LLC. (“TRAC”) will own, operate, and sanction a stock car racing league designed to provide content for television and tracks while expanding the existing base of stock car fans. TRAC will initially consist of multi-car teams, strategically positioned in major North American television markets located near major motorsport venues. Each team will represent the city or state where it is located. The initial TRAC racing season, planned to start in 2003, will consist of a regular season race schedule, a playoff race schedule, and a Championship Race. TRAC will incorporate the use of aerodynamically identical cars (Aerostock™), fuel-injection engines and other innovative competition standards to increase parity among the teams without diminishing the entertainment value. TRAC intends to attract multiple manufacturers who currently are involved in motorsports worldwide, but may not be currently involved in the major stock car racing series in America.

TRAC will be structured as a single-entity league to allow for centralized management, economies of scale in purchasing, strict operational standards and cost controls at the team level. Revenue sharing systems will be enacted to ensure parity and fairly allocate revenue among teams.

Initial TRAC funds will be derived through the sales of rights to city/state-based teams. Team owners will own and operate local race teams and will also have the opportunity to own shares in TRAC’s parent company. TRAC will seek strategic alliances with companies in the areas of television, sports/entertainment marketing and public relations. Once racing begins, TRAC will generate revenue through event ticket sales, league corporate sponsorships, television and other multimedia contracts, merchandise sales, licensing/royalty fees, team fees/dues, and sales of additional expansion teams.

TRAC’s long-term business plan includes expanding its team base not only in North America, but also internationally.

On May 15, 2001, in conjunction with the acquisition of Maxx, the Company issued 28,500,000 shares of its common stock for $7,125,000 in cash. This equity funding also included warrants to purchase 14,250,000 shares of its common stock at a purchase price of $1.00 per share.

INTRODUCTION — Pro Forma Financial Statements

On September 7, 2000, the Company completed the acquisition of DM Marketing, Inc. (“DMM”) in accordance with a definitive purchase agreement dated August 16, 2000, which provided for the exchange of 8,450,000 shares of the Company’s Common Stock for all of the common stock of DMM. On August 16, 2000, the 8,450,000 shares of common stock issued for DMM had a market value of $5,281,250. Including direct acquisition costs, the aggregate purchase price for DMM was $6, 210,897 and the transaction was recorded using the purchase method of accounting. The excess value of the purchase price over the fair value of DMM’s net assets on the acquisition date aggregating $5,722,267 has been allocated to goodwill which is being amortized over five years.

On February 13, 2001, the Company acquired 100% of Avenel Ventures, Inc. (“Avenel”) in exchange of 6.7 million shares of Common Stock pursuant to a share exchange purchase agreement dated as of November 8, 2000. The total purchase price aggregated $6,834,000 and the transaction was recorded using the purchase method of accounting. The excess value of the purchase price over the fair value of Avenel’s net assets on the acquisition date aggregating $5,610,144 has been allocated to goodwill which is being amortized over five years.

On April 3, 2001, the Company acquired LST, Inc. d/b/a Lifestyle Technologies, Inc. (LST) in exchange of 8,074,675 million shares of Common Stock pursuant to certain stock purchase agreements. The total purchase price aggregated $7,617,208 and the transaction was recorded using the purchase method of accounting. The excess value of the purchase price over the fair value of LST’s net assets on the acquisition date aggregating $7,991,291 has been allocated to goodwill which is being amortized over five years.

On June 19, 2001, the Company acquired Logisoft Computer Products, Inc. “(LCP”), formerly owned by Team Sports Entertainment, Inc. ("TSE"), in exchange of 5,500,000 million shares of Common Stock pursuant to certain stock purchase agreements. The total purchase price aggregated $5,460,000 and the transaction was recorded using the purchase method of accounting. The excess value of the purchase price over the fair value of LCP’s net assets on the acquisition date aggregating approximately $3,253,000 has been allocated to goodwill which is being amortized over five years.

The acquisition of each DMM, Avenel, and LST has been reported by the Company in current reports on Form 8-K and 8-K/A filed prior to this Current Report. Therefore, the following unaudited pro forma consolidated financial statements of the Company and LCP are derived from, and should be read in conjunction with the audited financial statements of LCP included in item 7(a) herein and the audited consolidated financial statements of the Company as previously filed on Form 10-KSB for the year ended June 30, 2000 with the Securities and Exchange Commission, the audited consolidated financial statements of the Company as previously filed on Form 10-KSB/A on June 15, 2001 for the year ended June 30, 2000, the unaudited consolidated financial statements of the Company as previously filed on Form 10-QSB for the quarters ended December 31, 2000, September 30, 2000, and March 31, 2001 and the financial statements as previously filed on Form 8-K/A on November 10, 2000, March 28, 2001, May 15, 2001 and June 15, 2001. The pro forma consolidated financial statements do not purport to be indicative of the results of operations or financial position that would have actually been reported had the acquisition been consummated on the dates indicated, or which may be reported in the future.

The unaudited pro forma consolidated balance sheet reflects adjustments as if the acquisition had been consummated on March 31, 2001.

The pro forma statements of operations reflect adjustments as if the acquisition had been consummated at the beginning of the period of each statement (i.e. July 1, 1999 for the twelve-month statement of operations and July 1, 2000 for the nine-month statement of operations).

eResource Capital Group, Inc. and Subsidiaries

ProForma Consolidated Balance Sheet (Unaudited)

March 31, 2001
(In thousands, except share amounts)

	eResource Capital		Pro Forma				Pro Forma		eResource Capital
	Group, Inc.	LST, Inc.	Adjustments			TSE	Adjustments		Group, Inc.
ASSETS	Actual	Pro Forma	and Eliminations		SubTotal	Actual	and Eliminations		Pro Forma

Cash and cash equivalents	$442	$—	$—		$442	$366	$1,330	(1)	$2,138

Investments	1,423	—	(350)		1,073	176	(166	)(1)	1,083

Accounts and notes receivable	155	327	—		482	184	769	(1)	1,435

Inventories	—	113	—		113	12	28	(1)	153

Prepaid expenses	1,046	26	—		1,072	22	273	(1)	1,367
Current assets of discontinued operations, net	—	—	—		—	898	(898	)(1)	—

Total current assets	3,066	466	(350)		3,182	1,658	1,336		6,176

Net assets of discontinued operations	68	—	—		68	2,528	(2,528	)(1)	68

Deferred costs and other assets	232	72	—		304	4	76	(1)	384

Property and equipment, net	8,618	209	—		8,827	3	1,103	(1)	9,933

Goodwill	11,356	—	7,991		19,347	—	1,271	(2)	22,600

							1,982	(1)

Total assets	$23,340	$747	$7,641		$31,728	$4,193	$3,240		$39,161

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$7,616	$—	$—		$7,616	$—	$100	(1)	$7,716

Accrued interest payable	848	—	—		848	—	—		848

Accounts payable and accrued expenses	1,014	567	—		1,581	25	1,357	(1)	3,033

							70	(6)

Customer deposits	348	4	—		352	—	113	(1)	465

Total current liabilities	9,826	571	—		10,397	25	1,640		12,062

Notes payable	—	—	—		—	—	338		338

Deferred tax liability	—	—	—		—	—	40		40

Due to affiliates, net	26	550	—		576	—	—		576

Commitments and contingent liabilities

Shareholders’ equity:

Common stock, $.04 par value, 100,000,000 shares authorized, 51,324,584 and 68,099,259 issued, respectively	2,469	8	323		2,792	3	(3	)(1)	3,012

							220	(2)

			(8	)(3)			—

Additional paid-in capital	96,776	2,591	6,944		103,720	8,825	5,170	(2)	108,890

			(2,591	)(3)			(8,825	)(3)

Accumulated deficit	(85,681)	(2,973)	2,973	(3)	(85,681)	(4,310)	4,310	(1)	(85,681)

Notes receivable from warrant exercise	—	—	—		—	(350)	350	(1)	—
Unrealized loss on marketable securities	(65)	—	—		(65)	—	—		(65)

Treasury stock — at cost (435,930 shares)	(11)	—	—		(11)	—	—		(11)

Total shareholders’ equity	13,488	(374)	7,641		20,755	4,168	1,222		26,145

Total liabilities and shareholders’ equity	$23,340	$747	$7,641		$31,728	$4,193	$3,240		$39,161

eResource Capital Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

Nine Months Ended March 31, 2001
(In thousands, except share amounts)

		DM Marketing, Inc.		Avenel Ventures, Inc.

	eResource Capital		Pro Forma		Pro Forma
	Group, Inc		Adjustments		Adjustments
	Actual	Actual	and Eliminations	Actual	and Eliminations

Revenues:

Sales	$6,547	$34	$—	$545	(23	)(4)

Lease income — commercial real estate	778	—	—	—	—

	7,325	34	—	545	(23)

Cost of sales	6,020	—	—	—	—

Gross profit	1,305	34	—	545	(23)

Selling, general and administrative expenses — compensation related to issuance of stock options and warrants	6,922	—	—	—	—

Selling, general and administrative expenses — other	3,855	56	—	910	(23	)(4)

Depreciation and amortization	1,418	—	192 (4)	13	655	(5)

Interest expense, net	629	—	—	(1)	—

Loss on investments	156	—	—	263	—

Write off of Web site development costs	754	—	—	—	—

Write — down of goodwill	—	—	—	—	—

Write off of pre-development costs	1,164	—	—	—	—

Net loss	$(13,593)	$(22)	$(192)	$(640)	$(655)

Basic and diluted net loss per share	$(.28)

Weighted average shares outstanding used in computing basic and diluted loss per share	48,740,469

[Additional columns below]

[Continued from above table, first column(s) repeated]

	LST, Inc.

		Pro Forma			Pro Forma		eResource Capital
		Adjustments		TSE	Adjustments		Group, Inc.
	Actual	and Eliminations	SubTotal	Actual	and Eliminations		Pro Forma

Revenues:

Sales	$1,425	$—	$8,528	$101	$5,082	(1)	$13,662

					(49)	(4)

Lease income — commercial real estate	—	—	778	—	—		778

	1,425	—	9,306	101	5,033		14,440

Cost of sales	1,554	—	7,574	36	4,095	(1)	11,705

Gross profit	(129)	—	1,732	65	938		2,735

Selling, general and administrative expenses - compensation related to issuance of stock options and warrants	—	—	6,922	—	—		6,922

Selling, general and administrative expenses — other	2,124	—	6,922	318	(49	)(4)	10,170
					2,979	(1)
Depreciation and amortization	26	1,199 (4)	3,503	3	164	(2)	4,139
					469	(1)
Interest expense, net	21	—	649	(16)	(71	)(1)	562

Loss/(gain) on investments	—	—	419	(77)	77	(1)	419

Write off of Web site development costs	—	—	754	—	—		754
Write off of pre-development costs	—	—	1,164	—	—		1,164
Write-down of goodwill	—	—	—	—	449	(7)	449

Net loss of continuing operations	$(2,300)	$(1,199)	$(18,601)	$(163)	$(3,080)		$(21,844)

Basic and diluted net loss per share							$(.31)

Weighted average shares outstanding used in computing basic and diluted loss per share							69,961,347

The accompanying notes are an integral part of these consolidated financial statements

(1)	Present detailed balances for discontinued operations for the nine months ended March 31, 2001 and eliminate balances related to TSE operations not acquired in the LCP acquisition. The adjustments include amounts charged by LCP to TSE for services provided by LCP to TSE in the areas of finance, taxation, legal and human resources, among others. Allocated costs include payroll, employee benefits, rent, insurance and investment income. Management believes that charges and allocations for expenses for these services and earnings from investments are reasonable.

(2)	The 5,500,000 shares of common stock issued by the Company for the LCP acquisition had a value of $5,390,000 based upon the fair market value of the Company’s common stock based upon the fair market value of the Company’s stock over a reasonable period of time prior and subsequent to June 5, 2001 which is the date the definitive purchase agreement was executed. Including direct acquisition costs, the aggregate purchase price for LCP was $5,460,000. The excess value of the aggregate purchase price over the historical value of LCP’s net tangible assets on the acquisition date of $3,253,000 has been allocated to goodwill which is being amortized over five years. Pro forma goodwill adjustment at March 31, 2001 is $1,982,281, which is the net adjustment required to reflect the total goodwill related to the LCP acquisition. The pro forma goodwill amortization adjustment related to the LCP acquisition is $164,000 for nine the months ended March 31, 2001.

(3)	Elimination of equity acquired.

(4)	Elimination of intercompany transactions.

(5)	Pro forma goodwill amortization.

(6)	Accrual of direct acquisition costs.

(7)	Reduction of LCP goodwill to reflect the then current market value of the Company's common stock issued in connection with the LCP acquisition at the time LCP was split off from TSE.

eResource Capital Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

Year Ended June 30, 2000
(In thousands, except share amounts)

		DM Marketing, Inc.		Avenel Ventures, Inc.		LST, Inc.

	eResource Capital		Pro Forma		Pro Forma
	Group, Inc		Adjustments		Adjustments
	Actual	Actual	and Eliminations	Actual(1)	and Eliminations	Actual(2)

Revenues Sales	$10	$355	$—	$—	$—	$154

Lease income — commercial real estate	1,108	—	—	—	—	—

	1,118	355		—		154

Cost of sales	93	—	—	—	—	294

Gross profit	1,025	355	—	—	—	(140)

Selling, general, and administrative- compensation related to issuance of stock options and warrants	48,996	—	—	—	—	—

Selling, general and administrative expenses — other	7,023	298	—	127	—	523

Depreciation and amortization	467	7	1,200 (5)	—	83 (5)	7

Interest expense, net	863	—	—	—	—	4

Loss on investment	1,012	—	—	—	—	—

Net loss before discontinued operations	$(57,336)	$50	$(1,200)	$(127)	$(83)	$(674)

Basic net loss and diluted net loss net loss per share	$(1.81)

Weighted average shares outstanding used in computing basic and diluted loss per share	31,596,541

[Additional columns below]

[Continued from above table, first column(s) repeated]

	LST, Inc.

	Pro Forma			Pro Forma		eResource Capital
	Adjustments		TSE	Adjustments		Group, Inc.
	and Eliminations	SubTotal	Actual	and Eliminations		Pro Forma

Revenues Sales	$—	$519	$5,245	$(166	)(3)	$5,598

Lease income — commercial real estate	—	1,108	—	—		1,108

		1,627	5,245	(166)		6,706

Cost of sales	—	387	4,183	(87	)(3)	4,483

Gross profit	—	1,240	1,062	(79)		2,223

Selling, general, and administrative- compensation related to issuance of stock options and warrants	—	48,996	—	—		48,996

Selling, general and administrative expenses — other	—	7,971	1,814	(135	)(3)	9,650

Depreciation and amortization	433 (5)	2,197	163	530	(4)	2,890

Interest expense, net	—	867	(39)	7	(3)	835

Loss on investment	—	1,012	—	—		1,012

Net loss before discontinued operations	$(433)	$(59,803)	$(876)	$(481)		$(61,160)

Basic net loss and diluted net loss net loss per share						$(1.27)

Weighted average shares outstanding used in computing basic and diluted loss per share						48,206,267

The accompanying notes are an integral part of these consolidated financial statements.

(1)	Includes the period from June 6, 2000 (date of incorporation) through June 30, 2000.

(2)	Includes the period from March 24, 2000 (date of incorporation) thru June 30, 2000.

(3)	Adjustment for TSE operations not acquired in the LCP acquisition. The adjustments include amounts charged by LCP to TSE for services provided by LCP to TSE in the areas of finance, taxation, legal and human resources, among others. Allocated costs include payroll, employee benefits, rent, insurance and investment income. Management believes that charges and allocations for expense for these services and earnings from investments are reasonable.

(4)	The 5,500,000 shares of common stock issued by the Company for the LCP acquisition had a value of $5,390,000 based upon the fair market value of the Company’s common stock over a reasonable period of time prior and subsequent to June 5, 2001 which is the date the definitive purchase agreement was executed. Including direct acquisition costs, the aggregate purchase price for LCP was $5,460,000. The excess value of the aggregate purchase price over the historical value of LCP’s net tangible assets on the acquisition date has been allocated to goodwill which is being amortized over five years. The pro forma goodwill adjustment at June 30, 2000 is $1,982,281, which is the net adjustment required to reflect the total goodwill related to the LCP acquisition. The pro forma goodwill amortization adjustment related to the LCP acquisition is $530,000 for the year ended June 30, 2000.

(5)	Pro forma goodwill amortization.